                 NEWS RELEASE

Allegheny Technologies Incorporated	Investor Contact:	Media Contact:
Corporate Headquarters	Scott A. Minder	Natalie Gillespie
1000 Six PPG Place	412-395-2720	412-394-2850
Pittsburgh, PA 15222-5479 U.S.A.	scott.minder@atimetals.com	natalie.gillespie@atimetals.com
www.ATImetals.com

ATI Announces Second Quarter 2021 Results
Aerospace recovery continues to gain momentum
Labor strike resolved, business transformation on track

•Sales of $616 million
◦HPMC sales increased 25% over Q1 2021 as demand for aerospace recovers
◦AA&S sales decreased 30% vs. Q1 2021 due to strike-related impacts
•Net loss attributable to ATI of $49.2 million, or $(0.39) per share
◦Adjusted EPS of $(0.12) excluding strike-related costs and restructuring items
•Segment EBITDA of $73.2 million, or 11.9% of sales
◦HPMC segment EBITDA improved over 50% sequentially, to $37.2 million
◦AA&S segment EBITDA was $36.0 million, or 11.4% of segment sales
◦Segment EBITDA excludes strike-related costs of $40.3 million

PITTSBURGH, PA--(PR Newswire)--August 3, 2021--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2021 results, with sales of $616 million and a net loss attributable to ATI of $49.2 million, or $(0.39) per share. Excluding $40.3 million of strike-related costs and $6.2 million of income from reduced restructuring charge reserves, adjusted net loss attributable to ATI was $15.1 million, or $(0.12) per share. Adjusted EBITDA was $53.7 million, or 8.7% of sales. Sales in the first quarter 2021 were $693 million, and the net loss attributable to ATI was $7.9 million, or $(0.06) per share. Adjusted EBITDA was $62.6 million, or 9.0% of sales. Prior year second quarter results were sales of $770 million, and the net loss attributable to ATI was $422.6 million, or $(3.34) per share. Excluding goodwill impairment, debt extinguishment costs and income tax valuation allowances, ATI's adjusted net loss for the second quarter 2020 was $2.3 million, or $(0.02) per share, and adjusted EBITDA was $57.6 million, or 7.5% of sales.
"Our second quarter results reflect the ongoing improvements in many of our key end markets, most notably jet engine materials and components, as well as the continued benefits from our aggressive 2020 cost cutting actions and recent share gains," said Robert S. Wetherbee, Board Chair, President and CEO. "Worldwide economic recovery is increasing the demand for travel, efficient energy, and many types of consumer products. These benefit ATI, and we are well positioned to capture this growth."
ATI's second quarter results include a significant negative impact on our Specialty Rolled Products (SRP) business from the strike by employees represented by the United Steelworkers, which concluded on July 13, 2021. "We welcome our employees back," said Wetherbee. "While their decision to strike created short-term headwinds, the settlement reached allows this business to have a more predictable and manageable cost structure moving forward. We thank the salaried and temporary workers who kept us operating safely so we could meet the needs of the customers who count on us. We look forward to this business ramping back up to its full capability in the second half of 2021. The transformation of our SRP business remains on track, including the elimination of standard stainless sheet products by the end of 2021."

Operating Results by Segment

	Three months ended
High Performance Materials & Components (HPMC)	June 30	March 31	June 30
($ millions)	2021	2021	2020
Sales	$300.6	$240.9	$300.7

Segment EBITDA	$37.2	$24.6	$28.7
% of Sales	12.4%	10.2%	9.5%
•HPMC's second quarter 2021 sales increased 25% versus the first quarter 2021 as demand from the commercial aerospace market was 28% higher, and sales to energy markets increased 58%, led by growth in our specialty energy markets. Sales were flat with the second quarter 2020, reflecting lower commercial aerospace sales largely brought on by the global Covid-19 pandemic, offset by higher government defense and energy markets sales.
•HPMC segment EBITDA was $37.2 million, or 12.4% of sales. Strike-related costs of $2.1 million were excluded from HPMC segment second quarter 2021 results. Compared to the first quarter 2021, results increased more than 50%, reflecting improved operating margins from higher production volumes, aided by share gains and the ongoing benefits of 2020 cost cutting actions. These same factors and benefits from raw material price changes drove a 30% segment EBITDA improvement over the second quarter 2020 despite a 22% decline in sales of highly profitable next-generation jet engine products versus the prior year.

	Three months ended
Advanced Alloys & Solutions (AA&S)	June 30	March 31	June 30
($ millions)	2021	2021	2020
Sales	$315.6	$451.6	$469.6

Segment EBITDA	$36.0	$49.7	$33.4
% of Sales	11.4%	11.0%	7.1%
•AA&S second quarter 2021 sales decreased 30% compared to the first quarter 2021 and were 33% lower year-over-year, due primarily to impacts from the strike, as well as the ongoing exit from the standard stainless sheet market. Segment sales to the defense markets were up 7% versus the first quarter 2021.
•AA&S segment EBITDA was $36.0 million, or 11.4% of sales. Strike-related costs of $38.2 million, primarily related to lower productivity and utilization levels, were excluded from AA&S segment second quarter 2021 results. Raw material price changes were a $6 million smaller EBITDA benefit compared to the first quarter 2021. Improved EBITDA margins compared to the second quarter of 2020 reflect a richer product mix, including a smaller proportion of standard stainless products, a $15 million benefit from raw material price changes and benefits from 2020 cost reductions.

Corporate Items and Cash
•Strike-related costs were $40.3 million in the second quarter 2021, and were excluded from segment results. These items primarily consisted of overhead costs recognized in the period due to below-normal operating rates, higher costs for outside conversion activities, and ongoing benefit costs for striking employees.
•Restructuring charges for the second quarter 2021 were a net credit of $6.2 million, primarily related to lowered severance-related reserves based on higher expected operating rates and revised workforce reduction estimates. Restructuring charges of $16.7 million for the second quarter 2020 related to voluntary and involuntary severance programs.
•Corporate expenses in the second quarter 2021 were $15.9 million, compared to $7.2 million for the prior year quarter. The current year increase includes a $6.3 million impact of higher incentive compensation costs compared to the prior-year period, which included reversals of previously recognized expense due to COVID-19 pandemic impacts.
•Closed operations and other expenses in the second quarter 2021 were $3.6 million, compared to $2.7 million of income in the prior year period. Prior-period results included benefits from settlements of contract indemnity obligations.
•Prior-year results included a $287 million goodwill impairment charge for the partial impairment of goodwill at our Forged Products business, and $21.5 million of debt extinguishment charges on the repurchase of a portion of the 2022 convertible notes.
•Second quarter 2021 results include $4.0 million of income tax expense, primarily related to foreign operations. Second quarter 2020 results included a $99 million valuation allowance on ATI's U.S. deferred tax assets. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes for the next several years due to net operating loss carryforwards.
•Cash on hand at June 30, 2021 was $472.5 million, and available additional liquidity under the asset-based lending credit facility was approximately $350 million. For the first half 2021, cash used in operating activities was $102.6 million, primarily due to an $115.0 million increase in managed working capital related to higher operating levels in most operations. Cash used in investing activities for the first half of 2021 was $58.8 million, primarily related to capital expenditures.

Outlook
“Looking forward to the third quarter, we anticipate continued recovery in our jet engine market driven by increasing narrow body aircraft production rates as well as ongoing strength in our energy and electronics end markets” said Wetherbee. “While we expect lingering effects on the SRP business, production will ramp back toward pre-strike levels across the balance of the third quarter. Despite this near term-headwind, the ongoing global economic recovery is gradually expanding and providing optimism for our most impactful end markets."

***********
Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, August 3, 2021, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATIMetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2020, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Solving the World’s Challenges through Materials Science
ATI (NYSE: ATI) is a $3 billion global manufacturer solving the world’s most difficult challenges through materials science; advanced, integrated process technologies; and relentlessly innovative people. We serve customers whose demanding applications need to fly higher, dig deeper, stand stronger, and last longer— anywhere on, above, or below the earth. We partner to create new specialty materials in forms that deliver ultimate performance and long-term value in applications like jet engine forgings and 3D-printed aerospace components. We produce powders for forging and additive manufacturing; rolled materials, and finished components. Our specialty materials withstand extremes of temperature, stress and corrosion to improve and protect human lives every day. Learn more at ATIMetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2021	2021	2020	2021	2020

Sales	$616.2	$692.5	$770.3	$1,308.7	$1,725.8

Cost of sales	573.5	606.7	695.6	1,180.2	1,516.3
Gross profit	42.7	85.8	74.7	128.5	209.5

Selling and administrative expenses	60.2	54.0	44.4	114.2	102.8
Impairment of goodwill	—	—	287.0	—	287.0
Restructuring charges (credits)	(6.2)	—	16.7	(6.2)	24.7
Operating income (loss)	(11.3)	31.8	(273.4)	20.5	(205.0)
Nonoperating retirement benefit expense	(6.8)	(6.8)	(11.2)	(13.6)	(22.4)
Interest expense, net	(23.7)	(23.4)	(21.7)	(47.1)	(43.6)
Debt extinguishment charge	—	—	(21.5)	—	(21.5)
Other income (expense), net	1.4	1.5	0.5	2.9	(0.4)
Income (loss) before income taxes	(40.4)	3.1	(327.3)	(37.3)	(292.9)
Income tax provision	4.0	5.5	92.6	9.5	103.4
Net loss	$(44.4)	$(2.4)	$(419.9)	$(46.8)	$(396.3)
Less: Net income attributable to noncontrolling interests	4.8	5.5	2.7	10.3	5.2
Net loss attributable to ATI	$(49.2)	$(7.9)	$(422.6)	$(57.1)	$(401.5)

Basic net loss attributable to ATI per common share	$(0.39)	$(0.06)	$(3.34)	$(0.45)	$(3.18)

Diluted net loss attributable to ATI per common share	$(0.39)	$(0.06)	$(3.34)	$(0.45)	$(3.18)

Allegheny Technologies Incorporated and Subsidiaries
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2021	2021	2020	2021	2020
Sales:
High Performance Materials & Components	$300.6	$240.9	$300.7	$541.5	$721.0
Advanced Alloys & Solutions	315.6	451.6	469.6	767.2	1,004.8

Total external sales	$616.2	$692.5	$770.3	$1,308.7	$1,725.8

EBITDA:

High Performance Materials & Components	$37.2	$24.6	$28.7	$61.8	$105.3
% of Sales	12.4%	10.2%	9.5%	11.4%	14.6%

Advanced Alloys & Solutions	36.0	49.7	33.4	85.7	74.5
% of Sales	11.4%	11.0%	7.1%	11.2%	7.4%

Total segment EBITDA	73.2	74.3	62.1	147.5	179.8
% of Sales	11.9%	10.7%	8.1%	11.3%	10.4%

LIFO and net realizable value reserves	—	—	—	—	—
Corporate expenses	(15.9)	(12.2)	(7.2)	(28.1)	(19.5)
Closed operations and other income (expense)	(3.6)	0.5	2.7	(3.1)	(3.6)

Total ATI Adjusted EBITDA	$53.7	$62.6	$57.6	$116.3	$156.7

Depreciation & amortization (a)	(36.3)	(36.1)	(35.6)	(72.4)	(72.9)
Interest expense, net	(23.7)	(23.4)	(21.7)	(47.1)	(43.6)
Restructuring and other credits (charges)	6.2	—	(16.7)	6.2	(24.7)
Strike related costs	(40.3)	—	—	(40.3)	—
Impairment goodwill	—	—	(287.0)	—	(287.0)
Joint venture restructuring charge	—	—	(2.4)	—	(2.4)
Debt extinguishment charge	—	—	(21.5)	—	(21.5)
Gains on asset sales, net	—	—	—	—	2.5

Income (loss) before income taxes	$(40.4)	$3.1	$(327.3)	$(37.3)	$(292.9)

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2021	2021	2020	2021	2020
High Performance Materials & Components	$19.2	$19.6	$19.5	$38.8	$39.0
Advanced Alloys & Solutions	16.1	15.5	15.3	31.6	32.3
Other	1.0	1.0	0.8	2.0	1.6
	$36.3	$36.1	$35.6	$72.4	$72.9

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Current period unaudited, dollars in millions)

	June 30	December 31
	2021	2020
ASSETS

Current Assets:
Cash and cash equivalents	$472.5	$645.9
Accounts receivable, net of allowances for doubtful accounts	362.2	345.8
Short-term contract assets	52.3	38.9
Inventories, net	1,059.0	997.1
Prepaid expenses and other current assets	50.5	38.3
Total Current Assets	1,996.5	2,066.0

Property, plant and equipment, net	1,486.3	1,469.2
Goodwill	241.9	240.7
Other assets	249.3	259.0

Total Assets	$3,974.0	$4,034.9

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$265.8	$290.6
Short-term contract liabilities	103.8	111.8
Short-term debt and current portion of long-term debt	19.3	17.8
Other current liabilities	210.2	233.1
Total Current Liabilities	599.1	653.3

Long-term debt	1,602.2	1,550.0
Accrued postretirement benefits	317.1	326.7
Pension liabilities	629.4	673.6
Other long-term liabilities	220.1	189.9
Total Liabilities	3,367.9	3,393.5

Total ATI stockholders' equity	473.0	521.1
Noncontrolling interests	133.1	120.3
Total Equity	606.1	641.4

Total Liabilities and Equity	$3,974.0	$4,034.9

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Six Months Ended
	June 30	June 30
	2021	2020

Operating Activities:
Net loss	$(46.8)	$(396.3)

Depreciation and amortization	72.4	72.9
Deferred taxes	1.0	98.1
Impairment of goodwill	—	287.0
Debt extinguishment charge	—	21.5
Net gain from disposal of property, plant and equipment	(2.4)	(2.5)
Change in managed working capital	(115.0)	(106.5)
Change in retirement benefits	(15.2)	(17.0)
Accrued liabilities and other	3.4	28.4
Cash used in operating activities	(102.6)	(14.4)
Investing Activities:
Purchases of property, plant and equipment	(61.4)	(66.0)
Proceeds from disposal of property, plant and equipment	2.7	3.2
Other	(0.1)	1.0
Cash used in investing activities	(58.8)	(61.8)
Financing Activities:
Borrowings on long-term debt	0.7	385.0
Payments on long-term debt and finance leases	(7.1)	(207.2)
Net borrowings (payments) under credit facilities	(0.9)	0.7
Purchase of convertible note capped call	—	(19.0)
Debt issuance costs	—	(8.1)
Debt extinguishment charge	—	(19.1)
Taxes on share-based compensation and other	(4.7)	(7.8)
Cash provided by (used in) financing activities	(12.0)	124.5
Increase (decrease) in cash and cash equivalents	(173.4)	48.3
Cash and cash equivalents at beginning of period	645.9	490.8
Cash and cash equivalents at end of period	$472.5	$539.1

Allegheny Technologies Incorporated and Subsidiaries
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended						Six Months Ended
	June 30		March 31		June 30		June 30		June 30
	2021		2021		2020		2021		2020
Market
Aerospace & Defense:
Jet Engines- Commercial	$129.6	21%	$106.1	15%	$157.8	20%	$235.7	18%	$430.0	25%
Airframes- Commercial	54.4	9%	58.2	9%	117.5	15%	112.6	9%	252.4	15%
Defense	97.2	16%	89.9	13%	90.3	12%	187.1	14%	175.7	10%
Total Aerospace & Defense	$281.2	46%	$254.2	37%	$365.6	47%	$535.4	41%	$858.1	50%
Energy:
Oil & Gas	56.1	9%	82.5	12%	109.1	14%	138.6	10%	227.2	13%
Specialty Energy	62.2	10%	66.6	10%	58.4	8%	128.8	10%	110.9	7%
Total Energy	118.3	19%	149.1	22%	167.5	22%	267.4	20%	338.1	20%
Automotive	68.0	11%	91.5	13%	50.8	7%	159.5	12%	127.3	7%
Electronics	43.3	7%	55.6	8%	39.5	5%	98.9	8%	72.7	4%
Medical	32.0	5%	29.0	4%	29.9	4%	61.0	5%	68.5	4%
Construction/Mining	21.9	4%	42.5	6%	34.8	4%	64.4	5%	78.4	4%
Food Equipment & Appliances	20.7	3%	35.4	5%	47.2	6%	56.1	4%	97.6	6%
Other	30.8	5%	35.2	5%	35.0	5%	66.0	5%	85.1	5%
Total	$616.2	100%	$692.5	100%	$770.3	100%	$1,308.7	100%	$1,725.8	100%

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2021	2021	2020	2021	2020
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	33%	31%	34%	32%	34%
Precision rolled strip products	19%	20%	12%	20%	12%
Precision forgings, castings and components	18%	15%	14%	17%	15%
Titanium and titanium-based alloys	13%	12%	19%	12%	18%
Zirconium and related alloys	12%	10%	8%	10%	8%
Total High-Value Products	95%	88%	87%	91%	87%
Standard Products
Standard stainless products	5%	12%	13%	9%	13%
Grand Total	100%	100%	100%	100%	100%

Note: In conjunction with the announced ongoing exit of standard stainless products, ATI reclassified certain items as High-Value Products. Prior period information reflects these reclassifications. Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2021	2021	2020	2021	2020
Numerator for Basic net loss per common share -
Net loss attributable to ATI	$(49.2)	$(7.9)	$(422.6)	$(57.1)	$(401.5)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	—	—	—	—	—
3.5% Convertible Senior Notes due 2025	—	—	—	—	—
Numerator for Diluted net loss per common share -
Net loss attributable to ATI after assumed conversions	$(49.2)	$(7.9)	$(422.6)	$(57.1)	$(401.5)

Denominator for Basic net loss per common share -
Weighted average shares outstanding	127.1	126.8	126.6	127.0	126.4
Effect of dilutive securities:
Share-based compensation	—	—	—	—	—
4.75% Convertible Senior Notes due 2022	—	—	—	—	—
3.5% Convertible Senior Notes due 2025	—	—	—	—	—
Denominator for Diluted net loss per common share -
Adjusted weighted average shares assuming conversions	127.1	126.8	126.6	127.0	126.4

Basic net loss attributable to ATI per common share	$(0.39)	$(0.06)	$(3.34)	$(0.45)	$(3.18)

Diluted net loss attributable to ATI per common share	$(0.39)	$(0.06)	$(3.34)	$(0.45)	$(3.18)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30	March 31	December 31
	2021	2021	2020

Accounts receivable	$362.2	$423.9	$345.8
Short-term contract assets	52.3	42.0	38.9
Inventory	1,059.0	1,047.8	997.1
Accounts payable	(265.8)	(324.8)	(290.6)
Short-term contract liabilities	(103.8)	(118.7)	(111.8)
Subtotal	1,103.9	1,070.2	979.4

Allowance for doubtful accounts	3.9	4.2	4.3
LIFO reserve	(29.9)	(37.3)	(44.1)
Inventory reserves	103.6	113.6	126.9
Managed working capital	$1,181.5	$1,150.7	$1,066.5

Annualized prior 3 months sales	$2,464.8	$2,770.0	$2,633.2

Managed working capital as a
% of annualized sales	47.9%	41.5%	40.5%

Change in managed working capital:
Year-to-date 2021	$115.0
Q2 2021	$30.8

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2021	2020

Total debt (a)	$1,635.7	$1,629.1
Less: Cash	(472.5)	(645.9)
Net debt	$1,163.2	$983.2

Net debt	$1,163.2	$983.2
Total ATI stockholders' equity (b)	473.0	471.3
Net ATI capital	$1,636.2	$1,454.5

Net debt to ATI capital	71.1%	67.6%

Total debt (a)	$1,635.7	$1,629.1
Total ATI stockholders' equity (b)	473.0	471.3
Total ATI capital	$2,108.7	$2,100.4

Total debt to total ATI capital	77.6%	77.6%

(a) Excludes debt issuance costs for both periods. The December 31, 2020 debt balance presented in the table includes $46.8 million for the unamortized balance of the portion of the 2025 Convertible Notes recorded in stockholders' equity due to the flexible settlement feature of the notes. New accounting guidance adopted by the Company on January 1, 2021 eliminated this requirement of separately accounting for this component of the 2025 Convertible Notes in stockholders’ equity.
(b) The December 31, 2020 balance presented excludes $49.8 million recorded in stockholders' equity for a portion of the 2025 Convertible Notes, net of debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated August 3, 2021:

	Three Months Ended
	June 30, 2021	June 30, 2020

Net loss attributable to ATI	$(49.2)	$(422.6)
Adjust for special items, net of tax:
Strike related costs (a)	40.3	—
Impairment of goodwill (b)	—	281.4
Restructuring and other charges (credits) (c)	(6.2)	16.4
Joint venture restructuring charge (d)	—	2.4
Debt extinguishment charge (e)	—	21.1
Income tax valuation allowance (f)	—	99.0
Net loss attributable to ATI excluding special items	$(15.1)	$(2.3)

	Per Diluted Share *

Net loss attributable to ATI	$(0.39)	$(3.34)
Adjust for special items, net of tax:
Strike related costs (a)	0.32	—
Impairment of goodwill (b)	—	2.22
Restructuring and other charges (credits) (c)	(0.05)	0.13
Joint venture restructuring charge (d)	—	0.02
Debt extinguishment charge (e)	—	0.17
Income tax valuation allowance (f)	—	0.78
Net loss attributable to ATI excluding special items	$(0.12)	$(0.02)

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net loss	$(44.4)	$(2.4)	$(419.9)
(+) Depreciation and Amortization	36.3	36.1	35.6
(+) Interest Expense	23.7	23.4	21.7
(+) Income Tax Provision	4.0	5.5	92.6
(+) Debt extinguishment charge (e)	—	—	21.5
(+) Impairment of goodwill (b)	—	—	287.0
(+) Strike related costs (a)	40.3	—	—
(+/-) Restructuring and other charges (credits) (c)	(6.2)	—	16.7
(+) Joint venture impairment charge (d)	—	—	2.4
Total ATI Adjusted EBITDA	$53.7	$62.6	$57.6
LIFO and net realizable value reserves	—	—	—
Corporate expenses	15.9	12.2	7.2
Closed operations and other expense (income)	3.6	(0.5)	(2.7)
Total segment EBITDA	$73.2	$74.3	$62.1

* Presentation of adjusted results per diluted share includes the effects of convertible debt, if dilutive.

(a) Second quarter 2021 results include $40.3 million of pre-tax strike related costs primarily consisting of overhead costs recognized in the period due to below-normal operating rates, higher costs for outside conversion activities, and ongoing benefit costs for striking employees.
(b) Second quarter 2020 results include a $287.0 million pre-tax goodwill impairment charge to write-off a portion of the
Company's goodwill related to its Forged Products reporting unit.
(c) Second quarter 2021 results include a $6.2 million pre-tax net credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Second quarter 2020 results include a $16.7 million pre-tax restructuring charge related to severance charges for involuntary reductions and voluntary retirement incentive programs for the HPMC segment.
(d) Second quarter 2020 results include a $2.4 million pre-tax charge for ATI's 50% portion of severance charges recorded by the Allegheny & Tsingshan Stainless joint venture.
(e) Second quarter 2020 results include a $21.5 million pre-tax debt extinguishment charge for the partial redemption of the
$287.5 million, 4.75% Convertible Notes due 2022.
(f) Second quarter 2020 results include a $99.0 million discrete tax charge related to deferred tax valuation allowances due to re-entering a three-year cumulative loss condition for U.S. Federal and state jurisdictions.